Exhibit 99.1

DIAMOND CLOSES REEVES ACQUISITION TO DOUBLE ITS SIZE

WOODSTOCK, Ill.-- April 20, 1998--Diamond Home Services, Inc. (NASDAQ:DHMS) today announced it finalized the pending acquisition of Reeves Southeastern Corporation, which was first announced on March 6, 1998.

Reeves Southeastern, headquartered in Tampa, Florida, is one of the largest manufacturers and distributors of fencing and perimeter security products to the industrial and residential markets in the US. Reeves Southeastern, which posted $122 million in revenues for fiscal year 1997, operates 31 distribution centers in 20 states. Through its wholly-owned subsidiary, Foreline Security, it sells and installs integrated security systems and solutions and security monitoring services.

The terms of the acquisition are the same as previously announced with a purchase price of approximately $34 million in cash and short-term notes in addition to long-term notes of indeterminable value of up to $8 million.

Diamond Home Services, Inc. is a leading national marketer and contractor of installed home improvement products, including roofing systems, gutters, doors and fencing. The Company markets its home improvement products and services directly to consumers primarily under the ``SEARS'' name. Through its finance subsidiary, Marquise Financial Services Inc., the Company also offers financing to its customers. The Company has 70 sales offices located in major cities across the U.S., providing the Company with a presence in markets covering approximately 80% of the owner-occupied households in the U.S.
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Contact:

     Diamond Home Services, Inc.
     Richard G. Reece, 815/334-1414
       or
     The Investor Relations Company
     Tom Laughran, 847/564-5610